Exhibit 15



November 13, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated November 8, 2001 on our review of interim financial information of NB&T Financial Group, Inc. and Subsidiaries (the "Company") as of and for the three-month and nine-month periods ended September 30, 2001 and 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Registration Statement of the Company on Form S-8, filed on March 23, 1995.


Very truly yours,



/s/ J.D. Cloud & Co. L.L.P.
----------------------------
J.D. Cloud & Co. L.L.P.


Cincinnati, Ohio